EXHIBIT 99.1

MEDIA RELEASE
Joseph L. Lovejoy Appointed Acting CFO of
Fisher Communications, Inc.
SEATTLE, WA—(BUSINESS WIRE)—April 2, 2008—Fisher Communications, Inc. (NASDAQ: FSCI) announced today that following the resignation of S. Mae Fujita Numata from her position as SVP, CFO and Corporate Secretary on April 1, 2008, Joseph L. Lovejoy has been named Acting CFO effective today.
“Joe’s strategic planning leadership, operational expertise and financial capabilities make him the ideal person to step into the Acting CFO position as we continue to grow and improve the performance of the Company,” said Colleen B. Brown, President and CEO of Fisher Communications, Inc.
Lovejoy has been a senior vice president of the Company since December 2006, responsible for strategic planning, financial analysis and business development. He has held several positions at Fisher including Senior Vice President Media Operations and Vice President 100+ Group. From April 2004 to January 2006, Lovejoy was Fisher’s Director of Financial Planning and Analysis.
Prior to joining Fisher, Lovejoy was a vice president at Duff & Phelps LLC from 2001 to 2004 and worked in the financial advisory services practice of PricewaterhouseCoopers LLP from 1997 to 2001. He began his career in commercial real estate valuation and consulting in 1992.
Lovejoy is a CFA charterholder and he graduated summa cum laude from Arizona State University with a Bachelor of Science degree in Finance.
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About Fisher Communications
Fisher Communications, Inc. is a Seattle-based communications company that owns and operates 13 full power television stations (including a 50%-owned television station), eight low power television stations and eight radio stations in the Western United States. The Company owns and operates Fisher Pathways, a satellite and fiber transmission provider; Fisher Plaza, a media, telecommunications, and data center facility located near downtown Seattle; and Pegasus News, an online start-up and hyper-local media pioneer based in Dallas. For more information about Fisher Communications, Inc., go to www.fsci.com.
Contact:
Colleen B. Brown
President & CEO
Fisher Communications, Inc.
Phone: (206) 404-6783
Fax: (206) 404-6787
Email: cbrown@fsci.com